Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2003, except for Notes 4 and 10 as to which the date is March 24, 2003, relating to the consolidated financial statements and financial statement schedule of Occupational Health + Rehabilitation Inc, which appears in Occupational Health + Rehabilitation Inc’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 22, 2003